Exhibit 99.1

OSI Systems Increases Senior Secured Credit Facility to $525 million

•                  Lowers borrowing costs

•                  Extends maturity from May 2019 to December 2021

•                  Increases operational and financial flexibility

HAWTHORNE, Calif., December 21, 2016 — OSI Systems, Inc. (NASDAQ: OSIS) today announced that it has entered into an amendment to its senior secured credit facility that increases the amount available from $450 million to $525 million. The amendment also lowers borrowing costs, extends the maturity from May 2019 to December 2021, and increases the flexibility of certain restrictive covenants, including provisions related to permitted acquisitions, incurrence of additional indebtedness, and restricted payments.

Alan Edrick, Executive Vice President and Chief Financial Officer, stated, “We are pleased to complete this amendment to our credit facility, which includes a significant number of improved terms that provide us with a lower cost of capital and enhanced liquidity and flexibility to support our continued growth. The increased facility highlights the strong support from our lenders.”

Wells Fargo Securities, LLC (“WFS”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (formerly known as Banc of America Securities LLC) (“MLPFS”) served as Joint Lead Arrangers, and WFS, MLPFS, and JPMorgan Chase Bank, N.A. served as Joint Bookrunners.

Wells Fargo Bank, National Association, will serve as the Administrative Agent on the facility.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense, and aerospace industries. OSI combines more than 40 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end-product markets. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit OSI Systems. News Filter: OSIS-G

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to OSI Systems’ current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside OSI Systems’ control that may cause actual results to differ materially from those described in or implied by any forward-looking statements. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. OSI Systems assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws. For a further discussion of factors that could cause OSI Systems’ future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in OSI Systems’ Annual Report on Form 10-K for the year ended June 30, 2016 and other risks described in documents filed by OSI Systems from time to time with the Securities and Exchange Commission.

OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com